EXHIBIT 23.1

Randall N. Drake, C.P.A., P.A.
1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Report dated April 24, 2006 relative to the financial statements of Ivecon Corporation as of March 31, 2006.  Also to the Report dated April 24, 2006 relative to the financial statements of Ivecon Corporation as of December 31, 2005 and 2004.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

May 9, 2006